Exhibit 5.1

Weil, Gotshal & Manges LLP

767 Fifth Avenue

New York, New York 10153

(212) 310-8000

May 14, 2009

General Motors Corporation

300 Renaissance Center

Detroit, Michigan 48265-3000

Ladies and Gentlemen:

We have acted as counsel to General Motors Corporation, a Delaware corporation (the “Company”), in connection with the preparation and filing with the Securities and Exchange Commission of the Company’s Registration Statement on Form S-4 (the “Registration Statement”), under the Securities Act of 1933, as amended (the “Securities Act”), relating to (i) the exchange by the Company (the “Company Exchange Offers”) of certain series of the Company’s outstanding securities identified in the Registration Statement (the “Old GM Securities”) and (ii) the exchange by General Motors Nova Scotia Finance Company (“GM Nova Scotia”), a Nova Scotia unlimited company (the “GM Nova Scotia Exchange Offers” and together with the Company Exchange Offers, the “Exchange Offers”), of certain series of the GM Nova Scotia’s outstanding securities identified in the Registration Statement (the “Old GM Nova Scotia Securities”), each in exchange for shares of common stock, par value $0.01 per share, of the Company (the “Shares”). Certain beneficial owners of the Company’s 1.50% Series D Convertible Senior Debentures due June 1, 2009 (the “Series D Debentures”) who tender their Series D Debentures are agreeing to forbear from taking any action to enforce, or direct enforcement of, and waive any of the rights and remedies available to such holders as a result of any default in the payment of the principal of (or premium, if any, on) the Series D Debentures on June 1, 2009, and to waive the right to payment upon such date (the “Waiver”) until the earlier of (i) such date as the Exchange Offers have been terminated (including in the event the Company files a petition for relief under the U.S. Bankruptcy Code) and (ii) the date of the consummation of the Exchange Offers. To give effect to the Waiver, on June 1, 2009, the Company expects to issue Amended 1.50% Series Convertible Senior Debentures (the “Amended Series D Debentures” and, together with the Shares, the “Securities”) under the indenture, dated as of December 7, 1995 (the “Indenture”), between the Company and Wilmington Trust Company, as successor trustee (the “Trustee”).

In so acting, we have examined originals or copies (certified or otherwise identified to our satisfaction) of (i) the Restated Certificate of Incorporation of the Company; (ii) the form of Certificate of Amendment to the Restated Certificate of Incorporation of the Company that will be submitted to a vote of the stockholders of the Company as described in the Registration Statement and which has been filed as Exhibit 3.2 to the Registration Statement (the “Charter Amendment”); (iii) the Registration Statement; (iv) the prospectus contained within the Registration Statement (the “Prospectus”); (v) the Indenture and (vi) such corporate records, agreements, documents and other instruments, and such certificates or comparable documents of public officials and of officers and representatives of the Company, and have made such inquiries of such officers and representatives, as we have deemed relevant and necessary as a basis for the opinions hereinafter set forth.

In such examination, we have assumed the genuineness of all signatures, the legal capacity of all natural persons, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as certified, conformed or photostatic copies and the authenticity of the originals of such latter documents. As to all questions of fact material to this opinion that have not been independently established, we have relied upon certificates or comparable documents of officers and representatives of the Company.

In addition, in rendering the opinions set forth below, we have relied upon the opinion of Martin I. Darvick, Esq., dated April 27, 2009, a copy of which has been filed as Exhibit 5.2 to the Registration Statement, to the effect that (i) the Company is validly existing and in good standing under the laws of the State of Delaware, (ii) the Company has the requisite corporate power and authority to enter into and perform its obligations under the Amended Series D Debentures; and (iii) the Company has duly authorized the issuance of the Securities and the entry into and performance of its obligations under the Amended Series D Debentures.

Based on and subject to the foregoing and assuming that (i) the Trustee is validly existing and in good standing under the laws of its jurisdiction of organization and has the requisite corporate power and authority to enter into and perform its obligations under the Amended Series D Debentures; (ii) the Registration Statement and any amendments thereto (including any post-effective amendments) will have become effective and comply with all applicable laws and no stop order suspending the Registration Statement’s effectiveness will have been issued and remain in effect, in each case, at the time the Securities are issued as contemplated by the Registration Statement; (iii) the requisite vote of the Company’s stockholders for the approval of the Charter Amendment has been obtained and the Charter Amendment will have become effective; (iv) the reverse stock split described in the Registration Statement has been consummated and (v) all Securities will be issued and sold in compliance with applicable federal and state securities laws and in the manner stated in the Registration Statement, we advise you that in our opinion:

1. Shares. When the Company has received the consideration therefor specified in the Registration Statement, the Shares will be validly issued, fully paid and non-assessable.

2. Amended Series D Debentures. When (i) the terms of the Amended Series D Debentures have been duly established in conformity with the Indenture so as not to violate any applicable law or result in a default under or breach of any agreement or instrument binding on the Company, and so as to comply with any requirement or restriction imposed by any court or governmental body having jurisdiction over the Company and (ii) the Amended Series D Debentures have been duly executed and authenticated in accordance with the Indenture, such Amended Series D Debentures will constitute valid and binding obligations of the Company, enforceable against the Company in accordance with their terms.

The opinions expressed above with respect to enforceability are subject to applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and similar laws affecting creditors’ rights and remedies generally, and to general principles of equity, including principles of commercial reasonableness, good faith and fair dealing (regardless of whether enforcement is sought in a proceeding at law or in equity).

The opinions expressed herein are limited to the laws of the State of Delaware and the State of New York and we express no opinion as to the effect on the matters covered by this letter of the laws of any other jurisdiction.

We hereby consent to the filing of this letter as an exhibit to the Registration Statement and to the reference to our firm under the caption “Legal Matters” in the prospectus which is a part of the Registration Statement.

Very truly yours,

/s/ WEIL, GOTSHAL & MANGES LLP

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